===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      MEDIACOM COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                      MEDIACOM COMMUNICATIONS CORPORATION
                              100 Crystal Run Road
                           Middletown, New York 10941



               NOTICE OF THE 2000 ANNUAL MEETING OF STOCKHOLDERS

                                 To Be Held On
                               September 26, 2000




To the Stockholders of Mediacom Communications Corporation:

  The 2000 Annual Meeting of Stockholders of Mediacom Communications Corporation (the "Company") will be held at the offices of Sonnenschein Nath & Rosenthal, 1221 Avenue of the Americas, 26th Floor, New York, New York 10020, at 10:00 a.m., local time, on Tuesday, September 26, 2000, for the following purposes:

1.  To elect seven directors of the Company to serve for a term of one year.

2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of the Company's Class A common stock and Class B common stock at the close of business on August 10, 2000 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.


                               By Order of the Board of Directors,

                               /s/ Italia Commisso Weinand

                               Italia Commisso Weinand
                               Secretary


Middletown, New York
August 15, 2000


--------------------------------------------------------------------------------
Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and promptly return it in the enclosed, self-addressed envelope. No additional postage is required if mailed within the United States. Any stockholder may revoke his or her proxy at any time before this meeting by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person at the meeting.
--------------------------------------------------------------------------------

                      MEDIACOM COMMUNICATIONS CORPORATION




          PROXY STATEMENT FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS
                                 To Be Held On
                               September 26, 2000


  This proxy statement and the accompanying proxy card are being furnished to the holders of Class A and Class B common stock of Mediacom Communications Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use in voting at the 2000 Annual Meeting of Stockholders to be held at the offices of Sonnenschein Nath & Rosenthal, 1221 Avenue of the Americas, 26th Floor, New York, New York 10020, at 10:00 a.m., local time, on Tuesday, September 26, 2000, or all adjournments or postponements thereof. The shares represented by proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.
If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement. Any stockholder may revoke his or her proxy at any time before the meeting by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date, or by voting in person at the meeting.

  Holders of record of the Company's Class A common stock and Class B common stock at the close of business on August 10, 2000 are entitled to vote at the meeting. As of such date, there were 60,601,001 shares of Class A common stock and 29,342,990 shares of Class B common stock outstanding.

  The presence, in person or by proxy, of stockholders entitled to cast a majority of votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the meeting. Holders of shares of Class A common stock and Class B common stock will vote as a single class on all matters submitted to a vote of stockholders. Each share of Class A common stock will be entitled to one vote and each share of Class B common stock will be entitled to ten votes.

  Directors will be elected by a plurality of the votes cast at the meeting. Approval of each other matter will require an affirmative vote of the majority of the votes cast thereon. Rocco B. Commisso, the Company's Chairman and Chief Executive Officer, beneficially owns or controls 83% of the aggregate votes that may be cast at the meeting. Accordingly, the affirmative vote of such person alone is sufficient to adopt each of the proposals to be submitted to the stockholders at the meeting. Such person has advised the Company that he will vote all of his shares in favor of the proposals set forth in the notice attached to this proxy statement.

  Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the meeting, whereas broker nonvotes will not be counted for purposes of determining whether a proposal has been approved. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted.

  The cost of soliciting these proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person or by telephone.

  A list of stockholders entitled to vote at the meeting will be available at the Company's executive offices located at 100 Crystal Run Road, Middletown, New York 10941. This proxy statement and the form of proxy are first being mailed to stockholders on or about August 16, 2000.

                             ELECTION OF DIRECTORS

  Seven directors will be elected at the 2000 annual meeting. Each director will serve until the next annual meeting of stockholders and until their successors have been elected and qualify.

  Each nominee is currently a director of the Company. Rocco B. Commisso and Mark E. Stephan have been directors of the Company since it was formed in November 1999 and were members of the executive committee of Mediacom LLC until the Company's initial public offering in February 2000. Immediately prior to the initial public offering, the Company issued its common stock in exchange for all outstanding membership interests in Mediacom LLC. Accordingly, references to the "Company" in the biographies that follow for the periods prior to the initial public offering mean Mediacom LLC. Messrs. Morris, Mitchell, Reifenheiser, Ricciardi and Winikoff became directors of the Company upon the completion of the initial public offering.


                                          Principal Occupation and Business
Name of Nominee                      Age  Experience During the Past Five Years
-----------------------------------  ---  -------------------------------------
Rocco B. Commisso                     50    Founder and Chairman of the Board of Directors and Chief Executive
                                            Officer of the Company since its inception in July 1995. Mr. Commisso served as Executive Vice President, Chief Financial Officer and a
                                            director of Cablevision Industries Corporation from 1986 to 1995. Prior to that time, Mr. Commisso served as Senior Vice President of Royal
                                            Bank of Canada's affiliate in the United States from 1981, where he founded and directed a specialized lending group to media and communications companies.  Mr. Commisso began his association with the cable industry in 1978 at The Chase Manhattan Bank, where he was assigned to manage the bank's lending activities to communications firms including the cable industry.  He is a director of SoftNet
                                            Systems, Inc. and serves on the boards of the National Cable Television
                                            Association, Cable Television Laboratories, Inc. and C-SPAN.  Mr.
                                            Commisso holds a Bachelor of Science in Industrial Engineering and a
                                            Master of Business Administration from Columbia University.

Mark E. Stephan                       44    Senior Vice President, Chief Financial Officer and Treasurer of the
                                            Company since March 1996.  Mr. Stephan served as Vice President of
                                            Finance for Cablevision Industries Corporation from 1993 to 1996.  Mr.
                                            Stephan served as Manager of the telecommunications and media-lending group of Royal Bank of Canada from 1987 to 1992.

William S. Morris III                 65    Mr. Morris III has served as the Chairman and Chief Executive Officer of Morris Communications Corporation for more than the past five years.
                                            He was the Chairman of the board of directors of the Newspapers
                                            Association of America for 1999-2000.

Craig S. Mitchell                     41    Mr. Mitchell has held various management positions with Morris
                                            Communications Corporation for more than the past five years.  He currently serves as its Vice President of Finance and Treasurer and is also a member of its board of directors.

Thomas V. Reifenheiser                64    Mr. Reifenheiser has been a Managing Director and Group Executive of the Global Media and Telecom Group of Chase Securities Inc. for more than the past five years.  He joined Chase in 1963 and has been the
                                            Global Media and Telecom Group Executive since 1977.


                                          Principal Occupation and Business
Name of Nominee                      Age  Experience During the Past Five Years
-----------------------------------  ---  -------------------------------------

Natale S. Ricciardi                   51    Mr. Ricciardi has held various management positions with Pfizer Inc.
                                            for more than the past five years.  Mr. Ricciardi joined Pfizer in 1972 and currently serves as Vice President of Pfizer Global Manufacturing with responsibility for all of Pfizer's U.S. manufacturing plants.

Robert L. Winikoff                    54    Mr. Winikoff has been a partner of the law firm of Sonnenschein Nath &
                                            Rosenthal since August 2000 and prior thereto was a partner of the law firm of Cooperman Levitt Winikoff Lester & Newman, P.C. for more than the past five years.  Sonnenschein Nath & Rosenthal currently serves as the Company's outside general counsel and prior to such representation
                                            Cooperman Levitt Winikoff Lester & Newman, P.C served as the Company's outside general counsel since 1995.  Mr. Winikoff is a member of the board of directors of Young Broadcasting Inc., an owner and operator of broadcast television stations.

  Mr. Commisso and the Company have agreed to cause the election of two directors designated by Morris Communications Corporation so long as Morris Communications continues to own at least 20% of the Company's outstanding common stock, and one such director as long as it continues to own at least 10% of the Company's outstanding common stock. In accordance with this agreement, Messrs. Morris III and Mitchell have been designated by Morris Communications as its representatives on the Company's Board of Directors.

  The Board of Directors of the Company has an Audit Committee, a Compensation Committee and a Stock Option Committee. These committees were formed in February 2000 upon completion of the Company's initial public offering. The Board of Directors has no nominating committee. The Board of Directors selects nominees for election as directors of the Company.

  The Audit Committee consists of three directors, all of whom are independent directors. The current members of the Audit Committee are Messrs. Mitchell, Reifenheiser and Ricciardi. The functions of the Audit Committee include but are not limited to the following: (i) recommending the appointment of the Company's independent accountants; (ii) reviewing the arrangements for and the scope of the audit by the Company's independent accountants; (iii) reviewing the independence of the Company's independent accountants; (iv) considering the adequacy of the system of the Company's internal accounting controls and reviewing any proposed corrective measures; (v) reviewing and monitoring the Company's policies regarding business ethics and regulatory matters that may have a material effect on the Company's financial statements, operations and programs; and (vi) discussing with management and the Company's independent accountants the Company's draft interim and annual financial statements and key accounting and reporting matters.

  The Compensation Committee consists of three directors, Messrs. Commisso, Morris and Winikoff. The Compensation Committee has the authority to review and make recommendations to the Board of Directors with respect to the compensation of executive officers of the Company. The Compensation Committee also administers the Company's 1999 Employee Stock Purchase Plan.

  The Stock Option Committee consists of three directors, each of whom is a "non-employee" director (as defined in Rule 16b-3 under the Securities and Exchange Act of 1934). The current members of the Stock Option Committee are Messrs. Reifenheiser, Ricciardi and Winikoff. The Stock Option Committee administers the Company's 1999 Stock Option Plan and determines, among other things, the time or times at which options will be granted, the recipients of grants, whether a grant will consist of incentive stock options, non-qualified stock options or stock appreciation rights (in tandem or free-standing) or a combination thereof, the option periods, whether an option is exercisable as Class A common stock or Class B common stock, the limitations on option exercise and the number of shares subject to such options, taking into account the nature and value of services rendered and contributions made to the success of the Company. The Stock Option Committee also has authority to interpret the plan and, subject to certain limitations, to amend provisions of the plan as deemed advisable.

The Board of Directors recommends a vote FOR the election of each of the director nominees named herein.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of July 31, 2000 certain information with respect to the beneficial ownership of the Company's common stock by: (i) each person known by the Company to beneficially own more than 5% of the Company's common stock; (ii) each of the Company's directors; (iii) each of the Company's executive officers who are named in the "Summary Compensation Table;" and (iv) all of the Company's directors and executive officers as a group.

  The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission ("SEC") governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

  Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to ten votes per share. Holders of both classes of common stock will vote together as a single class on all matters presented for a vote, except as otherwise required by law. Percentage of beneficial ownership of Class A common stock is based on 60,601,001 shares of Class A common stock outstanding and percentage of beneficial ownership of Class B common stock is based on 29,342,990 shares of Class B common stock outstanding. Unless otherwise indicated, the address of each beneficial owner of more than 5% of Class A or Class B common stock is Mediacom Communications Corporation, 100 Crystal Run Road, Middletown, New York 10941.


                                               Class A Common Stock            Class B Common Stock
                                              ----------------------         ------------------------       Percent of Vote
Name of Beneficial Owner                      Number         Percent         Number           Percent       as a Single Class
------------------------                      ------         -------         ------           -------       -----------------
Rocco B. Commisso......................       288,149(6)     *   %        37,491,882(8)          100.0%           86.1%
Morris Communications Corporation(1)...    28,309,674        46.7                --                --              8.0
CB Capital Investors, LLC(2)...........     4,223,534         7.0                --                --              1.2
U.S. Investor, Inc.(3).................     3,051,170         5.0                --                --               *
Mark E. Stephan........................            --          --            482,236(9)(10)        1.6              --
William S. Morris III(1)(4)............    28,309,674        46.7                --                --              8.0
Craig S. Mitchell(1)(5)................    28,399,674        46.9                --                --              8.0
Thomas V. Reifenheiser.................            --         --                 --                --               --
Natale S. Ricciardi....................        10,000         *                  --                --               --
Robert L. Winikoff.....................        45,000(7)      *                  --                --               --
James M. Carey.........................           238         *              270,052(10)(11)       *                --
Joseph Van Loan........................         5,033         *              327,921(10)(12)       1.1              --
Italia Commisso Weinand................           500         *              327,921(10)(13)       1.1              --
All executive officers and directors
 as a group (11 persons)...............    28,748,594(6)     47.4         37,491,882(14)         100.0            92.7

-------------------
*    Represents beneficial ownership of less than 1%.

(1) The address of the beneficial owner is 725 Broad Street, Augusta, Georgia 30901.
(2) Includes approximately 856,200 shares of Class A common stock owned by its affiliate, Chase Manhattan Capital, LLC. The address of the beneficial owner is c/o Chase Capital Partners, 1221 Avenue of the Americas, New York, New York 10020-1080.
(3) A party related to Booth American Company. The address of the beneficial owner is 333 West Fort Street, Detroit, Michigan 48226.

(4) Represents shares held by Morris Communications. Mr. Morris III is the Chairman and Chief Executive Officer of Morris Communications and is deemed to be in control of Morris Communications.
(5) Includes 28,309,674 shares held by Morris Communications. Mr. Mitchell is a director and the Vice President of Finance and Treasurer of Morris Communications. Mr. Mitchell disclaims any beneficial ownership of the shares held by Morris Communications.
(6) Includes 38,149 shares of Class A common stock underlying options granted pursuant to the 1999 Stock Option Plan.
(7) Includes 30,000 shares held by a limited liability company for which Mr. Winikoff serves as manager. Mr. Winikoff disclaims beneficial ownership of the shares held by the limited liability company except to the extent of his pecuniary interest therein.
(8) Includes 1,421,879 shares of Class B common stock owned of record by other stockholders, for which Mr. Commisso holds an irrevocable proxy, representing all remaining shares of Class B common stock outstanding.
     Also includes 948,892 shares of Class B common stock underlying options granted to Mr. Commisso pursuant to the 1999 Stock Option Plan, 6,851,108 shares of Class B common stock underlying options granted to Mr. Commisso in exchange for membership units in Mediacom LLC, and 348,892 shares of Class B common stock underlying options granted to other executive and non-executive employees of the Company in exchange for membership units in Mediacom LLC, for which Mr. Commisso holds an irrevocable proxy.
(9) Includes 95,014 shares of Class B common stock underlying options granted in exchange for membership units in Mediacom LLC. The 482,236 shares are subject to vesting in five equal annual installments, which vesting period is deemed to have commenced on March 18, 1997. 385,788 of these shares are currently vested.
(10) If such beneficial owner desires to sell vested shares, or if such beneficial owner's employment with the Company is terminated for any reason, Mr. Commisso will have the option to purchase such shares. For further information concerning this arrangement, see "Executive Compensation - Employment Arrangements." In addition, such beneficial owner has granted Mr. Commisso an irrevocable proxy with respect to such shares.
(11) Includes 53,208 shares of Class B common stock underlying options granted in exchange for membership units in Mediacom LLC. The 270,052 shares are subject to vesting in five equal annual installments, which vesting period is deemed to have commenced on September 15, 1998. 108,020 of these shares are currently vested.
(12) Includes 64,610 shares of Class B common stock underlying options granted
     in exchange for membership units in Mediacom LLC.   The 327,921 shares are
     subject to vesting in five equal annual installments, which vesting period is deemed to have commenced on November 4, 1997. 196,752 of these shares are currently vested.
(13) Includes 64,610 shares of Class B common stock underlying options granted in exchange for membership units in Mediacom LLC. The 327,921 shares are subject to vesting in five equal annual installments, which vesting period is deemed to have commenced on April 21, 1997. 262,336 of these shares are currently vested.
(14) Includes 948,892 shares of Class B common stock underlying options granted pursuant to the 1999 Stock Option Plan and 7,200,000 shares of Class B common stock underlying options granted in exchange for membership units in Mediacom LLC.

                             EXECUTIVE COMPENSATION

  Prior to the Company's initial public offering in February 2000, all of the Company's executive officers, excluding Mr. James M. Carey, received compensation from Mediacom Management Corporation, a Delaware corporation wholly owned by Mr. Commisso. Mediacom Management provided management services to the operating subsidiaries of Mediacom LLC. Mr. Carey received his compensation from one of the Company's operating subsidiaries.

  Except where otherwise indicated, the following table summarizes the compensation paid in 1999 and 1998 to the Chief Executive Officer and four other most highly compensated executive officers of the Company:


                           Summary Compensation Table

                                                        Annual Compensation
              Name and                             -----------------------------         All Other
          Principal Position              Year       Salary ($)      Bonus ($)        Compensation ($)
--------------------------------------  ---------  --------------  -------------  -------------------------
Rocco B. Commisso                            1999        100,000             --               --
Chairman and Chief Executive Officer         1998        100,000             --               --

Mark E. Stephan                              1999        200,000             --               --
Senior Vice President, Chief                 1998        190,769        132,034               --
 Financial Officer, Treasurer and
 Director

James M. Carey(1)                            1999        140,769         20,000               --
Senior Vice President, Operations            1998        106,154         15,000           35,500(2)

Joseph Van Loan                              1999        200,000             --               --
Senior Vice President, Technology            1998        190,769        132,034               --

Italia Commisso Weinand                      1999        136,923             --               --
Senior Vice President, Programming           1998        130,693         99,026               --
 and Human Resources and Secretary

(1) Mr. Carey's compensation was paid by one of the Company's operating subsidiaries, Mediacom Southeast LLC.
(2)  Represents consulting fees from January 1, 1998 to February 2, 1998.

  The amounts set forth in the above table do not include the receipt by Mark E. Stephan, James M. Carey, Joseph Van Loan and Italia Commisso Weinand of membership units in Mediacom LLC from Rocco B. Commisso as described in "Employment Arrangements" below.

Employment Arrangements

  Mark E. Stephan, James M. Carey, Joseph Van Loan, Italia Commisso Weinand, John G. Pascarelli and certain other employees of the Company have entered into employment arrangements setting forth the terms of their at-will employment with the Company. Pursuant to the employment arrangements, Rocco B. Commisso transferred to each of these employees a specified number of membership units in Mediacom LLC, which were then owned by Mr. Commisso. In connection with the Company's initial public offering, such membership units were exchanged for an aggregate of 1,421,879 shares of the Company's Class B common stock and options to purchase an aggregate of 348,892 shares of the Company's Class B common stock at an exercise price equal to the initial public offering price of $19.00 per share. Such shares and options initially are subject to vesting in five equal annual installments, which vesting period is deemed to have commenced for each officer on various dates prior to the Company's initial public offering. All such shares and options which vest initially are nonetheless subject to potential forfeiture during the first three years after vesting under the circumstances described below. If the employee desires to sell the vested shares or options while employed by the Company, or if the employee's employment with the Company is terminated for any reason, Mr. Commisso will have the option to purchase such shares and options at their then fair market value. In the event that Mr. Commisso exercises this purchase option, a portion of the shares or options vested for less than three years will nonetheless be forfeited to Mr. Commisso if, during such three year period, such employee elects to sell such shares or exercise such options while employed by the Company or voluntarily terminates his employment with the Company or if such employee's employment with the Company is terminated for cause. No forfeiture of vested shares or options will occur if Mr. Commisso elects not to exercise his purchase option, or if the employee is terminated by the Company without cause or as a result of death or disability. Upon a change of control, all such shares and options will vest and not be subject to forfeiture. Each of the employees has granted to Mr. Commisso an irrevocable proxy with respect to all voting rights relating to their shares of common stock. Mr. Commisso made loans to each of such employees in the amount of the tax liability resulting from such employee's receipt of the membership units in Mediacom LLC. Such loans are secured by the Company's common stock and options held by such employees. At the request of any of these employees, Mr. Commisso will also make a loan to the employee in the amount of any tax liability resulting from the employee's receipt of the options described above. Each of the employment arrangements also provides that if the Company terminates the employee's employment without cause, the employee is entitled to a severance payment equal to six months of base salary and precludes the employee from competing with the Company for a period of three years following termination.

Compensation of Directors

  Non-employee directors do not receive annual compensation. In February 2000, the Company granted to each of Craig S. Mitchell and Robert L. Winikoff options to purchase 30,000 shares of Class A common stock, and granted to each of William S. Morris III, Thomas V. Reifenheiser and Natale S. Ricciardi options to purchase 20,000 shares of Class A common stock. All such options have an exercise price equal to the public offering price of $19.00 per share and become exercisable in three equal annual installments beginning February 3, 2001. Non-employee directors receive reimbursement of out-of-pocket expenses incurred for each board meeting or committee meeting attended.

1999 Stock Option Plan

  The Company's 1999 Stock Option Plan became effective as of December 20, 1999. The Company has reserved 9,000,000 shares of common stock with respect to which options and stock appreciation rights may be granted under the plan. A maximum of 7,000,000 shares of the Company's common stock reserved under the plan may be granted as incentive stock options qualified for favorable tax treatment to the holder under Internal Revenue Code Section 422. The purpose of the plan is to promote the Company's interests and the interests of its stockholders by strengthening its ability to attract and retain competent employees, to make service on the Board of Directors more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in the Company by its officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts its financial success and growth largely depend.

  The plan states that it may be administered by either the entire Board of Directors or a committee consisting of two or more members of the Board of Directors, each of whom is a non-employee director. The Company's Board of Directors has determined that the Stock Option Committee, which consists solely of non-employee directors, will administer the plan.

  Incentive stock options may be granted only to the Company's officers and key employees and the officers and key employees of the Company's subsidiaries. Nonqualified stock options and stock appreciation rights may be granted to the officers, key employees, directors, agents and consultants of the Company and its subsidiaries. In determining the eligibility of an individual for grants under the plan, as well as in determining the number of shares to be optioned to any individual, the Stock Option Committee takes into account the recommendations of the Chairman of the Board, Mr. Commisso, the position and responsibilities of the individual being considered, the length of such individual's employment with the Company or its subsidiaries, the nature and value to the Company or its subsidiaries of his or her service or accomplishments, his or her present or potential contribution to the success of the Company or its subsidiaries and such other factors as the Stock Option Committee may deem relevant. In making recommendations to the Stock Option Committee, Mr. Commisso expects to focus upon individuals who would be motivated by a direct economic stake in the Company. Incentive stock options and nonqualified stock options may provide for their exercise into shares of any class of the Company's common stock.

  The plan provides for the granting of incentive stock options to purchase the Company's common stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options at any exercise price. Stock appreciation rights may be granted with an exercise price equal to the fair market value of a share of the Company's common stock on the date of grant of the stock appreciation right. Stock appreciation rights granted in tandem with an option have the same exercise price as the related option. Options for an aggregate of 2,920,000 shares of the Company's common stock, comprised of 1,971,108 shares of Class A common stock and 948,892 shares of Class B common stock were granted in February 2000 under the plan to all full and part-time employees and non-employee directors at an exercise price equal to the initial public offering price of $19.00. Such options will vest at various times over five years. Vesting is contingent on continuous employment or service with the Company. Options that do not vest will be forfeited.

  The plan also contains limitations applicable only to incentive stock options granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total combined voting power of all classes of the Company's capital stock or that of its parent or any of its subsidiaries at the time the individual is granted an incentive stock option, the option price per share of the incentive stock option cannot be less than 110% of the fair market value per share as of the date of grant and the term of the incentive stock option cannot exceed five years. No option or stock appreciation right may be granted under the plan after December 19, 2009, and no option or stock appreciation right may have a term of more than ten years after the date of its grant.

  Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of the Company's common stock having a fair market value equal to the exercise price of the options, or any combination thereof. Stock appreciation rights, which give the holder the privilege of surrendering such rights for the appreciation in the underlying common stock between the time of the grant and the surrender, may be settled, in the discretion of the Stock Option Committee, in cash, in shares of the Company's common stock valued at their fair market value on the date of exercise of the stock appreciation right, or in any combination thereof. The exercise of a stock appreciation right granted in tandem with an option cancels the option to which it relates with respect to the same number of shares as to which the stock appreciation right was exercised. The exercise of an option cancels any related stock appreciation right with respect to the same number of shares as to which the option was exercised. Generally, options and stock appreciation rights may be exercised while the recipient is performing services for the Company and within three months after termination of such services.

  The plan may be terminated at any time by the Board of Directors, which may also amend the plan, except that without stockholder approval, it may not increase the number of shares subject to the plan or change the class of persons eligible to receive options under the plan.

1999 Employee Stock Purchase Plan

  The Company's 1999 Employee Stock Purchase Plan became effective as of December 20, 1999. The employee stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. The Company has reserved 1,000,000 shares of the Company's Class A common stock for issuance under the plan. The Company's Compensation Committee administers the plan.

  All persons employed by the Company or any of its subsidiaries on the date of the initial public offering were eligible to participate in the employee stock purchase plan provided they customarily performed for the Company at least 20 hours of service per week and for more than five months in any calendar year. The plan covers four offering periods, each lasting six months. The offering periods commence on February 1 and August 1 of each year covered by the plan, except that the first offering period will start on February 4, 2000 and end on July 31, 2000.

  The Company's employee stock purchase plan allows for each participating employee to purchase common stock through payroll deductions. Each employee's payroll deductions for any period may not exceed 15% of the employee's compensation for such period up to a maximum aggregate deduction of $21,250 for each period. Purchases of the Company's common stock will occur on the final trading day of each offering period. No employee may be granted an option under the plan if immediately after the grant the employee would own the Company's capital stock and/or options to purchase the Company's common stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or any of its subsidiaries. In addition, the total value of the shares purchased by a participant in any calendar year, measured as of the beginning of the offering period, may not exceed $25,000.

  The price of each share of common stock purchased under the employee stock purchase plan will be 85% of the lower of:

 . the fair market value per share of common stock on the date of the initial public offering; or

 . the fair market value per share of common stock on the final trading day of each applicable offering period.

  Employees may end their participation in the employee stock purchase plan at any time. Participation ends automatically upon termination of employment with the Company. The Company's Board of Directors may amend or terminate the employee stock purchase plan at any time. If the board increases the number of shares of common stock reserved for issuance under the plan, it must seek the approval of the Company's stockholders.

401(k) Plan

  The Company maintains a retirement plan established in conformity with Section 401(k) of the Internal Revenue Code of 1986, covering all eligible employees. In accordance with the 401(k) plan, employees may elect to defer up to 15% of their current pre-tax compensation and have the amount of the deferral contributed to the 401(k) plan. The maximum elective deferral contribution was $10,000 in each of 1998 and 1999, subject to adjustment for cost-of-living in subsequent years. Certain highly compensated employees may be subject to a lesser limit on their maximum elective deferral contribution. The 401(k) plan permits, but does not require, the Company to make matching contributions and non-matching, profit-sharing contributions up to a maximum dollar amount or maximum percentage of participant or employee contributions. The Company's contributions under the plan totaled approximately $14,000, $264,000 and $302,000 for the years ended December 31, 1997, 1998, and 1999, respectively.

Compensation Committee Interlocks and Insider Participation.

  The Company's Compensation Committee was formed in February 2000. Currently, the members of the Compensation Committee are Messrs. Morris, Winikoff and Commisso, the Company's Chairman and Chief Executive Officer. Mr. Winikoff is a partner of the law firm of Sonnenschein Nath & Rosenthal and prior thereto was a partner of the law firm of Cooperman Levitt Winikoff Lester & Newman, P.C., which have served as the Company's outside general counsel on various matters. Neither Mr. Morris III nor Mr. Winikoff is or has been an employee or an officer of the Company.

                             CERTAIN RELATIONSHIPS

Management Agreements

  Each of the Company's operating subsidiaries was a party to a management agreement with Mediacom Management, which is owned by Mr. Commisso. Under these agreements, Mediacom Management provided management services to the Company's operating subsidiaries and was paid annual management fees. Until November 19, 1999, the management fee was 5.0% of the first $50.0 million of the Company's annual gross operating revenues, 4.5% of annual gross operating revenues in excess of $50.0 million, up to $75.0 million, and 4.0% of annual gross operating revenues in excess of $75.0 million. The management agreements were amended effective November 19, 1999 to provide for annual management fees equal to 2% of annual gross operating revenues. In addition, Mediacom Management agreed to waive all management fees accrued from July 1, 1999 through November 19, 1999. Each of the management agreements was terminated upon completion of the Company's initial public offering, and employees of Mediacom Management became the Company's employees. In 1999, the aggregate amount of management fees paid to Mediacom Management was approximately $4.2 million.

Transaction Fees and Expense Reimbursement

  Prior to the amendment of Mediacom LLC's operating agreement on November 19, 1999, Mediacom Management was paid a fee based on a percentage of the purchase price of acquisitions made by Mediacom LLC after January 1998. In accordance with Mediacom LLC's operating agreement, the aggregate acquisition fees of $3.8 million in connection with the Company's acquisition of the cable systems of Triax Midwest Associates, L.P. and Zylstra Communications Corporation have been waived by Mediacom Management and no further acquisition fees were payable after November 19, 1999.

  The operating agreement also provided for reimbursement of reasonable out-of-pocket expenses incurred by Mediacom Management in connection with the operation of the business of Mediacom LLC and acting on behalf of Mediacom LLC in connection with any potential acquisition of a cable system. In 1999, there were no out-of-pocket expenses reimbursed to Mediacom Management.

Purchase of Assets

  Pursuant to an agreement with Mediacom Management, the Company purchased all of Mediacom Management's assets upon the completion of the Company's initial public offering. The Company paid Mediacom Management approximately $653,000 for the furniture, computers and other office equipment that Mediacom Management purchased to conduct its operations. The purchase price paid to Mediacom Management for such assets approximated their carrying value.

Other Relationships

  Prior to the issuance of the Company's common stock in exchange for all membership interests in Mediacom LLC, Chase Manhattan Capital, LLC and CB Capital Investors, LLC were members of Mediacom LLC. Chase Manhattan Capital, LLC and CB Capital Investors, LLC are parties related to Chase Securities Inc. and The Chase Manhattan Bank.

  Chase Securities Inc. was one of the co-managers of the Company's initial public offering. In connection with its initial public offering, Chase Securities Inc. received underwriting discounts and commissions in the amount of approximately $350,000 on February 9, 2000.

  Chase Securities Inc. acted as an initial purchaser in connection with the offering of the Company's 7-7/8% senior notes in 1999. Chase Securities Inc. received fees in the amount of approximately $3.1 million in 1999 in connection with the offering.

  Chase Securities Inc. acted as an advisor in connection with the Company's acquisition of the Triax systems. For these services, Chase Securities Inc. received a fee in the amount of $3.0 million. Thomas V. Reifenheiser, a member of the Company's Board of Directors, is associated with Chase Securities Inc.

  Prior to the issuance of the Company's common stock in exchange for all membership interests in Mediacom LLC, Morris Communications was a member of Mediacom LLC. Morris Communications received commitment fees of approximately $268,000 in 1999 in connection with its capital contributions to Mediacom LLC.

  Prior to the issuance of the Company's common stock in exchange for all membership interests in Mediacom LLC, U.S. Investor, Inc. was a member of Mediacom LLC. In connection with its purchase of a cable television system in Kern County, California from Booth American Company, the parent of U.S. Investor, one of the Company's subsidiaries issued to Booth American Company an unsecured senior subordinated note in the original amount of $2.8 million. Interest on the note was deferred throughout the term and was payable on prepayment or at maturity on June 28, 2006. In 1999, the annual interest rate on the note was 9.0%. The note, together with all accrued interest, was repaid on September 24, 1999.

  Until November 3, 1999, Mediacom LLC's operating agreement obligated its members to make capital contributions to Mediacom LLC. The following table sets forth such capital contributions by those members of Mediacom LLC who owned more than 5% of its membership interests. The capital contributions made by those members on November 3, 1999 are part of the $10.5 million equity contribution made by the members of Mediacom LLC in connection with the acquisition of the Triax systems.

                                                             November 3,
Member                                                          1999
------                                                      --------------
                                                            (in thousands)
U.S. Investor, Inc.....................................            $  256
Morris Communications Corporation......................             8,918
CB Capital Investors, LLC..............................               512


  Robert L. Winikoff, a member of the Company's Board of Directors, was a partner at the law firm of Cooperman Levitt Winikoff Lester & Newman, P.C., which served as the Company's outside general counsel on various matters. Cooperman Levitt Winikoff Lester & Newman, P.C. received fees from Mediacom LLC in the amount of $771,000 in 1999.

Changes to Organizational Structure

  Immediately prior to its initial public offering in February 2000, the Company issued 40,657,010 shares of our Class A common stock and 29,342,990 shares of its Class B common stock in exchange for all of the outstanding membership interests of Mediacom LLC, which served as the holding company for the Company's operating subsidiaries. As a result, the Company became the parent company of Mediacom LLC, which continues to serve as the holding company of such subsidiaries.

  Mediacom LLC's amended operating agreement provided that upon the occurrence of the Company's initial public offering, the executive committee of Mediacom LLC would make a determination of the aggregate equity value of Mediacom LLC. Based on this determination, Mediacom LLC issued additional membership interests to its members, each having a value upon issuance of $1,000. As a consequence of
the Company's initial public offering at   $19.00 per share and a determination
of the aggregate equity value of Mediacom LLC of $1.3 billion, Mediacom LLC issued additional membership interests to its members based upon such determination immediately prior to the Company's initial public offering. These newly issued membership interests were exchanged for the Company's shares of common stock upon the Company's initial public offering in February 2000.

  Mediacom LLC's amended operating agreement contained provisions relating to a special allocation of membership interests to Mr. Commisso, the Company's executive officers and some of our non-executive officers under certain circumstances. In accordance with these special allocation provisions under the operating agreement, Mr. Commisso was issued additional membership interests in 1999 that had a value upon issuance of $57.9 million. A provision in the amended operating agreement removed a certain portion of the special allocation of membership interests awarded to Mr. Commisso, the Company's executive officers and some of the Company's non-executive officers, based upon aggregate equity value of Mediacom LLC. In connection with the removal of these certain special allocation provisions and the amendments to Mediacom LLC's management agreements with Mediacom Management effective November 19, 1999, Mr. Commisso and such executive and non-executive officers were issued new membership interests representing 16.5% of the aggregate equity value of Mediacom LLC, which amount was then adjusted to give effect to the dilution of the equity interests of Mr. Commisso and related parties resulting from the issuance of such new membership interests. These newly issued membership interests, as adjusted for such dilution effect, were exchanged for 7,295,025 shares of the Company's Class B common stock, which had an aggregate value of approximately $138.6 million on the date of the exchange.

  In addition, in connection with the amendment and the removal of the remainder of the special allocation provisions of the operating agreement, Rocco B. Commisso, Mark E. Stephan, James M. Carey, Joseph Van Loan, Italia Commisso Weinand, John G. Pascarelli and eight of our non-executive officers received options to purchase 6,851,107, 95,014, 53,208, 64,610, 64,610, 30,405 and an
aggregate of 41,046 shares of our Class B common stock. These options have a term of five years and are exercisable, commencing on August 3, 2000, at a price of $19.00 per share.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, with the concurrence of the Audit Committee, has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon such appointment.

  A representative of Arthur Andersen LLP is expected to attend the meeting and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP.

                                 ANNUAL REPORT

  A copy of the Company's 1999 Annual Report on Form 10-K for the fiscal year ended December 31, 1999 is being mailed to stockholders together with this proxy statement. No part of such annual report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being made or is to be made.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote each proxy in accordance with his or her judgment on such matters.

                           2001 STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for stockholder proposals for the 2001 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement, the Secretary of the Company must receive them at the Company's principal executive offices not later than January 31, 2001.

         THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR PROPOSALS 1 AND 2

                                                        Please mark    [X]
                                                        your votes as
                                                        indicated in
                                                        this example


1. Election of Directors                       The nominees for the Board of Directors are: Rocco B.
                                               Commisso, Mark E. Stephan, William S. Morris III,
   FOR all nominees        WITHHOLD            Craig S. Mitchell, Thomas V. Reifenheiser, Natale S.
   listed to the right     AUTHORITY           Ricciardi ad Robert L. Winikoff.
   (except as marked    to vote for all
   to the contrary)     nominees listed        (INSTRUCTIONS: To withhold authority to vote for any
                         to the right           individual nominee, write the nominee's name in the space
     [  ]                  [  ]                 provided below.)

                                                Exceptions:_______________________________________________

2. To ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 2000.

                         FOR      AGAINST      ABSTAIN
                        [   ]      [  ]         [  ]

3.  To transact such other business as may properly come before the meeting.

    Yes, I plan to attend the 2000 Annual Stockholders Meeting  [  ]

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated:_____________________________, 2000

_________________________________________
                Signature

-----------------------------------------
                Signature


PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.

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

                      MEDIACOM COMMUNICATIONS CORPORATION

                      2000 ANNUAL MEETING OF STOCKHOLDERS

          This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Rocco B. Commisso and Mark E. Stephan as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to vote all shares of Class A common stock and Class B common stock of Mediacom Communications Corporation (the "Company") held of record by the undersigned at the 2000 Annual Meeting of Stockholders, to be held at the offices of Sonnenschein Nath & Rosenthal, 1221 Avenue of the Americas, 26th Floor, New York, New York 10020, at 10:00 a.m. local time, on September 26, 2000, or any adjournment or postponement thereof.

        When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted "for" each of the proposals set forth on the reverse side.

                (Continued and to be Completed on Reverse Side)

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